                                                                   EXHIBIT 2.08


                               ASSET PURCHASE AGREEMENT


                                       BETWEEN


                                 1176484 ONTARIO INC.


                                         AND



                              TXN SOLUTIONS INTEGRATORS


                                     JUNE 3, 1996

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                                  TABLE OF CONTENTS


1.  Definitions...............................................................1
2.  Basic Transaction.........................................................6
    (a)  Purchase and Sale of Assets..........................................6
    (b)  Assumption of Liabilities............................................6
    (c)  Purchase Price.......................................................6
    (d)  Adjustment to Purchase Price as of the Closing Date    ..............6
    (e)  Post-Closing Adjustment..............................................7
    (f)  Use of Target Bank Accounts..........................................7
    (g)  The Closing..........................................................8
    (h)  Deliveries at the Closing............................................8
    (i)  Allocation of Purchase Price.........................................8
    (j)  Section 22 Election re Accounts Receivable...........................8
    (k)  Goods and Services Tax Exemption at Canada...........................9
    (l)  Quebec Sales Tax.....................................................9
3.  Representations and Warranties of the Target..............................9
    (a)  Organization of the Target..........................................10
    (b)  Authorization of Transaction........................................10
    (c)  Noncontravention....................................................10
    (d)  Brokers' Fees.......................................................10
    (e)  Title to Assets.....................................................10
    (f)  Financial Statements................................................11
    (g)  Events Subsequent to Most Recent Financial Statements ..............11
    (h)  Undisclosed Liabilities.............................................13
    (i)  Legal Compliance....................................................14
    (j)  Tax Matters.........................................................14
    (k)  Real Estate Lease...................................................15
    (l)  Intellectual Property and Software..................................16
    (m)  Tangible Assets.....................................................18
    (n)  Contracts...........................................................18
    (o)  Notes and Accounts Receivable.......................................19
    (p)  Powers of Attorney..................................................20
    (q)  Insurance...........................................................20
    (r)  Litigation..........................................................20
    (s)  Product Warranty....................................................21
    (t)  Product Liability...................................................21
    (u)  Employees...........................................................21
    (v)  Employee Benefit Plans and Arrangements.............................22


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    (w)  Guaranties..........................................................22
    (x)  Environmental Matters...............................................22
    (y)  Customers...........................................................23
    (z)  Warranties and Discounts............................................24
    (aa) Target's Residency..................................................24
    (bb) Competition Act.....................................................25
    (cc) Disclosure..........................................................25
4.  Representations and Warranties of the Buyer..............................25
    (a)  Organization of the Buyer...........................................25
    (b)  Authorization of Transaction........................................25
    (c)  Noncontravention....................................................25
    (d)  Brokers' Fees.......................................................26
5.  Pre-Closing Covenants....................................................26
    (a)  General.............................................................26
    (b)  Notices and Consents................................................26
    (c)  Operation of Business...............................................26
    (d)  Preservation of Business............................................26
    (e)  Full Access.........................................................26
    (f)  Notice of Developments..............................................26
    (g)  Exclusivity.........................................................27
6.  Conditions to Obligation to Close........................................27
    (a)  Conditions to Obligation of the Buyer...............................27
    (b)  Conditions to Obligation of the Target..............................29
7.  Termination of Agreement.................................................31
8.  Post-Closing Covenants...................................................31
    (a)  General.............................................................31
    (b)  Litigation Support..................................................31
    (c)  Transition..........................................................32
    (d)  Confidentiality.....................................................32
    (e)  Name................................................................32
    (f)  Access to Books and Records.........................................32
    (g)  Post-Closing Documentation..........................................33
9.  Remedies for Breaches of this Agreement..................................33
    (a)  Survival of Representations and Warranties..........................33
    (b)  Indemnification Provisions for Benefit of the Buyer.................33
    (c)  Indemnification Provisions for Benefit of Tandem....................34
    (d)  Matters Involving Third Parties.....................................35
    (e)  Determination of Adverse Consequences...............................36
    (f)  Other Indemnification Provisions....................................36
10. Miscellaneous............................................................37


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    (a)  Press Releases and Public Announcements.............................37
    (b)  No Third Party Beneficiaries........................................37
    (c)  Entire Agreement....................................................37
    (d)  Succession and Assignment...........................................37
    (e)  Counterparts........................................................37
    (f)  Headings............................................................37
    (g)  Notices.............................................................37
    (h)  Governing Law.......................................................39
    (i)  Amendments and Waivers..............................................39
    (j)  Severability........................................................39
    (k)  Expenses............................................................39
    (l)  Construction........................................................39
    (m)  Incorporation of Exhibits and Schedules.............................40
    (n)  Specific Performance................................................40
    (o)  Bulk Transfer Laws..................................................40


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

                               ASSET PURCHASE AGREEMENT

    Agreement entered into on the 3rd day of June, 1996, by and between 1176484 ONTARIO INC., an Ontario corporation (the "BUYER"), APPLIED COMMUNICATIONS, INC., a Nebraska corporation ("ACI"), and ATCP PARTNERSHIP, d/b/a TXN SOLUTIONS INTEGRATORS, a Canadian partnership (the "TARGET"), TANDEM COMPUTERS CANADA LIMITED, a Canadian corporation, and ACI CANADA EFTS LIMITED, a Nebraska corporation ("Target Owners"), and TANDEM COMPUTERS INCORPORATED, a Delaware corporation, ("Tandem"). The Buyer, ACI, Target, Target Owner and Tandem are referred to collectively hereinafter as the "PARTY" or "PARTIES."

    This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and assume certain of the liabilities of the Target in return for cash.

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

    1.   DEFINITIONS.

    "ACQUIRED ASSETS" means all of Target's right, title, and interest in and to all of the assets except as set forth herein, INCLUDING its (a) leaseholds and subleaseholds therein, improvements thereon, and easements, rights-of-way, and other appurtenants thereto (except as hereinafter excluded), (b) tangible personal property (such as furniture, fixtures, equipment, supplies, purchased parts, goods and services in process and finished goods), (c) Software Assets, Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guarantees, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables and related reserves, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) the Target name TXN Solutions Integrators PROVIDED, HOWEVER, that the Acquired Assets shall not include (i) the partnership charter, qualifications to conduct business in the Canadian provinces, taxpayer


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and other identification numbers, and all other documents relating to the organization, maintenance and existence of the Target as a partnership, (ii) bank accounts, including cash balances of the Target, (iii) all intercompany receivables between Target and Tandem and any of its subsidiary companies, (iv) advances by Target to Tandem in the amount of $1,431,690.00 Cdn, and (v) lease and all leasehold improvements located at 155 University Avenue, Toronto, Canada.

    "ACI PRODUCTS" mean the software products listed on Exhibit O as delivered by ACI or any of its subsidiary companies to the Target.

    "ADVERSE CONSEQUENCES" means all hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees in any judicial or administrative action, suit or proceeding, including court costs and reasonable attorneys' fees and expenses.

    "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

    "ASSUMED LIABILITIES" means (a) all Liabilities of the Target set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),
(b) all Liabilities of the Target which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) all obligations of the Target under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, (d) all other Liabilities and obligations of the Target set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed, and (e) all transfer, sales, use and other Taxes arising in connection with the consummation of the transaction contemplated hereby; PROVIDED, HOWEVER, that the Assumed Liabilities shall NOT INCLUDE (i) any Liability of the Target for income, sales, use, and other Taxes arising out of the on-going business of Target prior to Closing or any income tax attributable to Target Owners resulting from the consummation of this transaction, (ii) any Liability of the Target for the unpaid Taxes of any Person (other than the Target), as a transferee or successor, by contract, or otherwise, (iii) any obligation of the Target to indemnify any Person (including any of Tandem or the Target Owners, but excluding Gregory J. Duman and Edward E. Mangold, unless covered by any applicable insurance of Target) by reason of the fact that such Person


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was a partner, officer, employee, or agent of the Target or was serving at the request of any such entity as a partner, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iv) any action, suit or proceeding pending at the Closing Date or any subsequent action, suit or proceeding arising out of or relating to such litigation or arising out of or relating to any event occurring on or prior to the Closing Date, (v) any liability whatsoever with regard to any Employee Benefit Plan, policy or arrangement or trust maintained for the benefit of the Target's employees, except for the Target Profit Sharing Plan, (vi) any Liability of the Target for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except Taxes, (vii) all intercompany payables between Target and Tandem and any of its subsidiary companies, (viii) any reserves for lease disposal relating to the lease of the premises located at 155 University Avenue, Toronto, Canada, or (ix) deferred rental credits relating to the lease of the premises located at 155 University Avenue, Toronto, Canada.

    "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

    "BUYER" has the meaning set forth in the preface above.

    "CLOSING" has the meaning set forth in Section 2(g) below.

    "CLOSING DATE" has the meaning set forth in Section 2(g) below.

    "CONFIDENTIAL INFORMATION" means any information considered to be confidential or proprietary concerning the businesses and affairs of the Target excluding any information which (i) was in the receiving party's lawful possession prior to the submission thereof by the disclosing party, (ii) is later lawfully obtained by the receiving party from a third party under no obligation of secrecy, (iii) is independently developed by the receiving party, or (iv) is, or later becomes, available to the public through no act or failure to act by the receiving party.

    "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

    "EMPLOYEE" means all employees of the Target as set forth on Exhibit J.


                                          3

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    "EMPLOYEE BENEFIT PLAN" means all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, or present or former beneficiary, dependent or assignee of any such employee other than regular salary, wages, commissions, bonuses, vacation pay, holiday pay, termination pay, severance pay, profit sharing plan payments, income tax, Canada Pension Plan Payments, Employee PC Purchase Plan, and unemployment insurance payments paid substantially concurrently with the performance of the services for which paid.

    "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

    "INTELLECTUAL PROPERTY" means all of Target's right, title and interest in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(e) all computer software whether owned or licensed from a third party (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

    "KNOWLEDGE" means actual knowledge after reasonable investigation.

    "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "MODIFIED BALANCE SHEET" is each Modified Balance Sheet that sets forth (i) in column (A), Target's net assets in amounts reflected on the relevant balance sheet included in the Financial Statements; (ii) in column (B), the related net assets to be retained by Target; and (iii) in column (C), the Modified Net Assets.


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    "MOST RECENT BALANCE SHEET" means the balance sheet of Target as of
April 30, 1996.

    "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

    "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(f) below.

    "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(f) below.

    "MODIFIED NET ASSETS" shall mean the total assets under column (C) on the referenced Modified Balance Sheet less the total liabilities under column (C) on the referenced Modified Balance Sheet.

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "PARTY" has the meaning set forth in the preface above.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "PURCHASE PRICE" has the meaning set forth in Section 2(c) and Section 2(d) below.

    "SOFTWARE ASSETS" means the software and intellectual property embodied therein set forth on Exhibit K, including all versions thereof in source and object code format, and related documentation.

    "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable , (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "TANDEM" shall have the meaning set forth in the preface to this Agreement.

    "TARGET" has the meaning set forth in the preface above.


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    "TARGET OWNERS" shall have the meaning set forth in the preface to this
Agreement.
    "TARGET PROFIT SHARING PLAN" shall mean the profit sharing plan established pursuant to Section 5.4 of the Partnership Agreement among ACI Canada EFTS Limited, Tandem Computers Canada Limited, SJH Holdings, Inc. and MPR Holdings, Inc. relating to the formation of a partnership known as ATCP Partnership.

    "TAXES AND TAX RETURNS" shall have the meaning specified in 3(j).

    2.   BASIC TRANSACTION.

    (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Target, and the Target agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

    (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Target not included within the definition of Assumed Liabilities.

    (c) PURCHASE PRICE. The Buyer agrees to pay to Tandem Computers Canada Limited for and on behalf of the Target at the Closing the sum of $4,100,000.00 U.S. subject to the adjustments set forth in Section 2(d) and Section 2(e) in cash payable by wire transfer or delivery of other immediately available funds and to assume the Assumed Liabilities. A portion of the purchase price in the amount $347,893.00 U.S. shall be paid to an escrow account under the terms and conditions set forth in additional agreement F-3, Purchase Price Escrow Agreement.

    (d) ADJUSTMENT TO PURCHASE PRICE AS OF THE CLOSING DATE. Attached hereto as Exhibit E are the Modified Balance Sheet as of December 31, 1995 and the Modified Balance Sheet as of April 30, 1996. On the Closing Date the Purchase Price will be increased or decreased by an amount equal to the difference between (i) the Modified Net Assets as of December 31, 1995, and (ii) the Modified Net Assets as of April 30, 1996 as reflected on the Modified Balance Sheet(s) of Target as of said dates. In the event the Modified Net Assets as of April 30, 1996 exceed the Modified Net Assets as of December 31, 1995, the Purchase Price will be increased by such amount. In event the Modified Net Assets as of April 30, 1996 are less than the Modified Net Assets as of


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December 31, 1995, the Purchase Price will be decreased by such amount.  The foregoing increase or decrease shall be converted to U.S. Dollars based on the exchange rate of .7329 U.S. Dollars per $1.00 Canadian dollar.

    (e)  POST-CLOSING ADJUSTMENT.  After the Closing, but no later than June
15, 1996, Target shall deliver to Buyer a Modified Balance Sheet of Target as of May 31, 1996. Within twenty-eight (28) days after the Closing, the Parties will determine the change in Modified Net Assets between April 30, 1996 and May 31, 1996. During this twenty-eight (28) day period, Buyer will be allowed to audit the financial and business records of Target which support the Modified Net Assets as of May 31, 1996. In the event the Modified Net Assets as of May 31, 1996 exceed the Modified Net Assets as of April 30, 1996, Buyer will pay to Target such excess amount. In the event the Modified Net Assets as of May 31, 1996 are less than the Modified Net Assets as of April 30, 1996, Target will pay Buyer such amount. The foregoing increase or decrease shall be converted to U.S. Dollars based on the exchange rate of .7329 U.S. Dollars per $1.0000 Canadian dollar. Any amount payable by Target to Buyer or from Buyer to Target for the Post-Closing Adjustment will be paid to the other party no later than thirty-five (35) days after the Closing.

    (f) USE OF TARGET BANK ACCOUNTS. Upon Closing and for the subsequent period ending not later than July 31, 1996, Target will allow Buyer to use the following bank accounts of Target in the ordinary course of business to (i) make payroll payments to employees, (ii) pay vendors and others, and (iii) receive deposits from customers and others:

              Checking Account - Cdn $ Denominated
              Canadian Imperial Bank of Commerce
              A/C #90-13415

              Checking Account - U.S. $ Denominated
              Canadian Imperial Bank of Commerce
              A/C 02-42314

With respect to the month of June, 1996 and to each month subsequent to the Closing where Buyer uses Target's bank accounts, within fifteen (15) days after each such month end Buyer will complete the Form of Cash Settlement in the form attached as Exhibit I, and will pay to Target an amount equal to the excess of
(i) all disbursements and withdrawals for that month on such bank accounts over
(ii) all deposits into such bank accounts for that month. In the event deposits into such bank accounts for that month exceed disbursements and withdrawals for that month, Target will pay to buyer the net amount within twenty (20) days subsequent to that month end. For purposes of the foregoing, disbursements, withdrawals and deposits


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shall exclude (i) payments received by Target pursuant to paragraphs 2(c), 2(d)
and 2(e) above, (ii) payments to or by Target pursuant to this paragraph 2.(f), and (iii) transactions between Target and either Target Owners or Tandem. For a period of thirty (30) days following the last payment hereunder, the Parties retain the right to audit the books and activity of Target and Buyer relating to such bank accounts.

    (g) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Transaction Systems Architects, Inc. in Omaha, Nebraska commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing Date shall be not later than June 1, 1996.

    (h) DELIVERIES AT THE CLOSING. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 6(a) below; (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in Section 6(b) below;
(iii) the Target will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibits A-1 through -A__ and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Target (A) an assumption in the forms attached hereto as Exhibit B and (B) such other instruments of assumption as the Target and its counsel reasonably may request; (v) the Buyer will deliver to the Target the consideration specified in Section 2(c) above; and (vi) in the event Target is unable to deliver any of the documents required by (i) -- (iv) at Closing, it agrees to use its best efforts to deliver said documents as soon as practical after Closing.

    (i) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets and Assumed Liabilities in the form of Exhibit L. Said exhibit shall be revised within thirty (30) days of Closing and shall be utilized by the parties as the final allocation of purchase price. The Target and the Buyer shall file their respective tax returns prepared in accordance with such allocation.

    (j) SECTION 22 ELECTION RE ACCOUNTS RECEIVABLE. The Target and the Buyer will jointly execute, and each of them will file promptly following the Closing Date, an election under Section 22 of the INCOME TAX ACT (Canada) with respect to the accounts receivable


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included in the Acquired Assets.  Such election will designate the portion of the Purchase Price allocated to the accounts receivable pursuant to Section 3(i) as the consideration paid therefor by the Buyer.

    (k)  GOODS AND SERVICES TAX EXEMPTION CANADA.

         (1) For purposes of the Goods and Services Tax exemption, the Buyer hereby represents and warrants to the Target that the Buyer is registered for purposes of Part IX of the EXCISE TAX ACT, R.S.C. 1985, c. E-15 as amended (Canada) (the "GST Legislation").

         (2) The Target and the Buyer will jointly execute in prescribed form, and the Buyer will file within the required time, an election under s.167(1) of the EXCISE TAX ACT (Canada) that no tax be payable pursuant to the GST Legislation with respect to the purchase and sale of the Acquired Assets hereunder. If such election is held invalid, the Buyer will be responsible for all Goods and Service Tax due, including interest and penalties.

    (l)  QUEBEC SALES TAX.

         (1) For purposes of the Quebec Sales Tax exemption, the Buyer hereby represents and warrants to the target that the Buyer is applying for registration under the ACT REPRESENTING THE QUEBEC SALES TAX R.S.Q. c.T-0.1, as amended (Quebec) (the "QST Legislation") effective the Closing Date.

         (2) The Target and the Buyer will jointly execute in prescribed form, and the Buyer will file within the required time, an election under section 75 of the ACT RESPECTING THE QUEBEC SALES TAX (Quebec) that no tax be payable pursuant to the GST Legislation with respect to the purchase and sale of the Acquired Assets hereunder. If such election is held invalid, the buyer will be responsible for all Quebec Sales Tax due, including interest and penalties.

    3. REPRESENTATIONS AND WARRANTIES OF THE TARGET. The Target, Target Owners (only as to their undertakings set forth in the following subsections in this Section 3) and Tandem jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and


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complete as of the Closing Date (as though made then and as though the Closing
Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

    (a) ORGANIZATION OF THE TARGET. The Target is a Canadian partnership duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

    (b) AUTHORIZATION OF TRANSACTION. The Target has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Target Owners have duly authorized the execution, delivery, and performance of this Agreement by the Target. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

    (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter of the Target in any material respect, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) in any material respect. The Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    (d) BROKERS' FEES. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

    (e) TITLE TO ASSETS. The Target has good and marketable title to, a valid right to use or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Target has good and marketable title or a valid right to use all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

    (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit D are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of income, changes in Target Owners' equity, and cash flow as of and for the fiscal year ended September 30, 1995 (the "MOST RECENT FISCAL YEAR END") for the Target; and (ii) unaudited balance sheets and statements of income as of and for the three (3) months ended December 31, 1995 (the "MOST RECENT FINANCIAL STATEMENTS") and as of and for the four (4) months ended April 30, 1996 (the "MOST RECENT FISCAL MONTH END") for the Target. There should be added to Exhibit D the referenced Financial Statements as of and for the one (1) month ending May 31, 1996. Tandem has periodically performed limited analytical reviews of Target's Financial Statements based on materiality considerations in the context of Tandem's consolidated financial statements. In the course of these reviews, nothing has come to the attention of Tandem that would lead Tandem to believe that Target's Financial Statements have not been prepared using Tandem's accounting policies and procedures applied for the purpose of preparing Tandem's consolidated financial statements.

    (g) EVENTS SUBSEQUENT TO MOST RECENT FINANCIAL STATEMENTS. Since the Most Recent Financial Statements, there has not been any material adverse change in the business, financial condition, operations, results of operations, or, to the knowledge of Target, the future prospects of the Target. Without limiting the generality of the foregoing, since that date:

         (i) The Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         (ii) The Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $500,000.00 Cdn or outside the Ordinary Course of Business;

         (iii) The Target has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000.00 Cdn to which the Target is a party or to which it is bound;

         (iv) No Security Interest has been imposed upon any of the Target's assets, tangible or intangible;

         (v) The Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $250,000.00 Cdn or outside the Ordinary Course of Business;

         (vi) The Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $250,000.00 Cdn or outside the Ordinary Course of Business;

         (vii) The Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $250,000.00 Cdn singly or $500,000.00 Cdn in the aggregate;

         (viii) The Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (ix) The Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $250,000.00 Cdn or outside the Ordinary Course of Business;

         (x) The Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property or Software Assets outside the Ordinary Course of Business;

         (xi) There has been no change made or authorized in the partnership agreement between the Target Owners of the Target;

         (xii) The Target has not issued, sold, or otherwise disposed of any of its partnership interest in the Target, or granted any options, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its partnership interest;

         (xiii) The Target has not declared, set aside, paid, or made any distribution with respect to its ownership (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its partnership interest;

         (xiv) The Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

         (xv) The Target has not made any loan to, or entered into any other transaction with Tandem and/or any of the Target Owners, or their officers and employees outside the Ordinary Course of Business;

         (xvi) The Target has not entered into any employment contract or collective bargaining agreement, written, oral, express or implied, or modified the terms of any existing such contract or agreement;

         (xvii) The Target has not granted any increase in the base compensation of any of its officers and employees outside the Ordinary Course of Business;

         (xviii) The Target has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, termination or severance or other plan, contract, or commitment for the benefit of any of its owners, officers and employees;

         (xix) The Target has not made any other change in employment terms for any of its officers and employees outside the Ordinary Course of Business;

         (xx) The Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         (xxi) The Target has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Target has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

         (xxii) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

         (xxiii) The Target has not committed to any of the foregoing.

    (h) UNDISCLOSED LIABILITIES. To the Knowledge of the Target, the Target has no Liability (and to the Knowledge of Target, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach or failure of warranty, tort, infringement, or violation of law).

    (i) LEGAL COMPLIANCE. The business has been conducted in a manner which complies in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, province, local, municipal and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Target alleging any failure so to comply.

    (j) TAX MATTERS. All tax returns, reports, statements and other similar filings required to be filed by the Target (the "Tax Returns") with respect to any federal, provincial, municipal, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income, unemployment compensation, social security, payroll, capital, sales and use, excise, customs duties, privilege, property, ad valorem, goods and services, franchise, license, school and any other tax or similar governmental charge or imposition under laws of Canada or any province or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of the Target for Taxes for the periods, property or events covered thereby. All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore claimed to be due by any taxing authority from the Target, have been properly accrued or paid. The accruals for Taxes contained in the Most Recent Balance Sheets are adequate to cover the tax liabilities of the Target with respect to its business operations as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. The Target has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Target or any of its assets or properties. The Target has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Target. The Target has no Knowledge of any basis for any additional material assessment of any Taxes. The Target has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon the Target. The Target is not a party to any tax-sharing or allocation agreement, nor does the Target owe any amount under any tax-sharing or allocation agreement. The Target has delivered to Buyer true and correct copies of all Tax Returns for years ended and filed on or before the Closing. All Tax Returns filed by the Target after the Closing for any periods, property or events on or before the Closing shall properly reflect the liabilities of the Target for Taxes for such periods, property or events on or before the Closing shall properly reflect the liabilities of the Target for Taxes for such periods, property or events covered thereby and all Taxes called for by such tax Returns shall be properly paid by the Target, except to the extent accrued for at the Closing Date.

    (k)  REAL ESTATE LEASES.   Section 3(k) of the Disclosure Schedule lists
all real property leased or subleased to the Target. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in
Section 3(k) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(k) of the Disclosure Schedule:

         (i) The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (ii) The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

         (iii) No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (iv) No party to the lease or sublease has repudiated any provision thereof;

         (v) There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (vi) The Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (vii) All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

         (viii) All facilities leased or subleased thereunder are supplied with utilities and other services necessary for the current operation of said facilities.

    (l)  INTELLECTUAL PROPERTY AND SOFTWARE.

         (i) The Target owns the Software Assets and Intellectual Property utilized in the operation of the business of the Target as presently conducted.

         (ii) The Intellectual Property to which Target owns the underlying rights and Software Assets of Target do not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any intellectual property rights of third parties. To the Knowledge of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property to which Target owns the underlying rights or Software Assets of the Target.

         (iii) With respect to each Software Asset:

              (A) The Target has no patents, pending patent applications or applications for registration;

              (B) Schedule 3(1)(iii)(B) identifies each license or agreement which the Target has granted to any third party;

              (C) Schedule 3(1)(iii)(C) identifies each trade name or unregistered trademark used by the Target in connection with its business;

              (D) The Target possess all right, title, and interest in and to each Software Asset, including, in the case of copyright interests, the moral rights therein, or has obtained an assignable, irrevocable waiver thereof, free and clear of any Security Interest, license, or other restriction;

              (E) The Software Asset is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (F) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, or to the Knowledge of the Target, is threatened which challenges the legality, validity, enforceability, use, or ownership of each Software Asset; and

              (G) Except as set forth in Section 3(l)(iii)B, the Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to each Software Asset.

         (iv) Section 3(l)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense or agreement excluding the ACI Products except as to subparagraph (G) hereafter. Schedule 3(l)(iv) contains a correct and complete list of all licenses, sublicenses, and agreements with respect to each item of Intellectual Property required to be identified in
    Section 3(l)(iv) of the Disclosure Schedule:

              (A) The license, sublicense or agreement covering the item is legal, valid, binding, enforceable, and in full force and effect;

              (B) The license, sublicense or agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

              (C) No party to the license, sublicense or agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

              (D) No party to the license, sublicense or agreement has repudiated any provision thereof;

              (E) The license, sublicense or agreement covering each item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (F) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, or to the Knowledge the Target is threatened, which challenges the legality, validity, or enforceability of the license, sublicense or agreement covering any item of Intellectual Property; and

              (G) The Target has not granted any sublicense or similar right with respect to the license, sublicense or agreement except as expressly authorized by the license, sublicense or agreement covering the item of Intellectual Property.

    (m) TANGIBLE ASSETS. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from known defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

    (n)  CONTRACTS.   Section 3(n) of the Disclosure Schedule lists the
following contracts and other agreements currently in force to which the Target is a party:

         (i) Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000.00 Cdn per annum;

         (ii) Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Target, or involve consideration in excess of $500,000.00 Cdn;

         (iii)  Any agreement concerning a partnership or joint venture;

         (iv) Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $250,000.00 Cdn or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         (v) Any agreement concerning confidentiality or noncompetition;

         (vi) Any agreement involving any of the Target Owners and their Affiliate (other than the Target);

         (vii) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (viii) Any collective bargaining agreement;

         (ix) Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000.00 Cdn or providing termination or severance benefits;

         (x) Any agreement under which it has advanced or loaned any amount to any of its Target Owners, officers, and employees outside the Ordinary Course of Business;

         (xi) Any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target by reducing gross revenue of Target by 5% or more based on the 12 month earnings of Target ending March 31, 1996; or

         (xii) Any other agreement (or group of related agreements) the performance of which involves consideration in excess of $500,000.00 Cdn.

With respect to each agreement listed in Section 3(n) of the Disclosure
Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as listed in Section 3(n), the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

    (o) NOTES AND ACCOUNTS RECEIVABLE. All notes, work-in-process, and accounts receivable reflected on the Most Recent Balance Sheet and all subsequently accruing accounts receivable have arisen in the Ordinary Course of Business and shall be collectible (or, in the case of subsequently accruing accounts receivable, billable and collectible) in full when due, subject only to the allowance for doubtful accounts set forth on the face of the

Most Recent Balance Sheet (rather than any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

    (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Target.

    (q) INSURANCE. Section 3(q) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time since October 1, 1995:

         (i) The name, address, and telephone number of the broker;

         (ii) The name of the insurer and the name of the policyholder;

         (iii) The policy number and the period of coverage; and

         (iv) The amount of coverage.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither the Target nor Tandem is in material breach or default , and to the Knowledge of Tandem, no event has occurred which, with notice or the lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) neither Target nor Tandem has repudiated any provision thereof. The Target has been covered since January 1, 1994 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

    (r)  LITIGATION.   Section 3(r) of the Disclosure Schedule sets forth each
instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or to the knowledge of the Target is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, municipal, local, or
foreign jurisdiction or before any arbitrator.   None of the actions, suits,
proceedings, hearings, and investigations set forth in Section 3(r) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target. None of the Target Owners have any reason to believe that any action, suit, proceeding, hearing, or investigation may be brought or threatened against the Target.

    (s) PRODUCT WARRANTY. Each product developed, licensed, or delivered by the Target to its customers, except the ACI Products, has been in conformity with all applicable contractual commitments and all express and implied warranties. To the Knowledge of the Target, no product developed, licensed or delivered by the Target is subject to any guarantee, warranty or other indemnity beyond the terms and conditions of sale, lease or license set forth in each such agreement.

    (t) PRODUCT LIABILITY. To the Knowledge of the Target, the Target has no Liability (and to the Knowledge of Target there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, licensed or delivered by Target.
    (u)  EMPLOYEES.

         (i) Exhibit J referenced at Section 3(u) of the Disclosure Schedule sets forth a true and complete list of the names of all Employees of the Target.

         (ii) To the knowledge of the Target Owners or the Target, no Employee has plan to terminate employment with the Target.

         (iii) The Target is not a party to or bound by any collective bargaining agreement nor has it made any agreements with any labor union or employee association with respect to any future collective bargaining agreements, nor has it experienced any strikes, claims of unfair labor practices, or other collective bargaining disputes or disturbances. The Target has not committed any unfair labor practice. The Target has no Knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union or employee association with respect to Employees.

         (iv) Except as disclosed in Section 3(u) of the Disclosure Schedule, to the Knowledge of the Target, no Employee has commenced any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice (hereinafter referred to as "Claim"):

         1. arising out of any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, provincial, local, municipal and foreign governments (and all agencies thereof) (hereinafter referred to as the

              "Laws") relating to employment, employment or labour standards, human rights (including without limiting harassment or discrimination in employment or employment practices) occupational health and safety, workers' compensation, pay equity, labour or industrial relations, employer health tax, Canada Pension Plan, income tax and unemployment insurance; or

         2. on account of or for: (a) overtime pay, other than overtime for the current payroll period; (b) vacation time off, sick time or pay in lieu of any of the foregoing; or (c) any violation of any applicable Laws relating to minimum wages or maximum hours of work;

         and the Target further represents and warrants that it is in good standing under all of the above Laws as at the Date of Closing.

    (v) EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. Since January 1, 1994, the Target has not had any Employee Benefit Plan(s). The Target has fulfilled all requirements under the Income Tax Act (Canada) and the regulations thereof, the Canada Pension Plan, the Unemployment Insurance Act, and comparable or other legislation of any other relevant jurisdictions for withholding of amounts from employees and has remitted all amounts so withheld (together with all amounts payable as employer levies, premiums or contributions) to the appropriate authorities within the prescribed times and has filed all information and other returns required pursuant to any such legislation within the time or times prescribed in respect thereof which filings were accurate in all material respects.

    (w) GUARANTIES. The Target is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

    (x)  ENVIRONMENTAL MATTERS.

         (i) Except as set forth in the Disclosure Schedule Section 3(x), the Target has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         (ii) Except as set forth in the Disclosure Schedule Section 3(x), the Target is in compliance in all material respects in the conduct of its business with all terms and conditions of the required permits, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Regulations or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (iii) Except as set forth in the Disclosure Schedule Section 3(x), the Target is not aware of, nor has it received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

         (iv) Except as set forth in the Disclosure Schedule Section 3(x), there are no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Target in connection with the conduct of its business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         (v) The Target agrees to cooperate with Buyer in connection with Buyer's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations or to satisfy any regulatory requirements involving the Target's business.

    (y) CUSTOMERS. Attached as Exhibit N is a list of all customers of the Target as of April 30, 1996. The Target, the Target Owners and Tandem have no knowledge of any facts which could reasonably be expected to result in the loss of any customers or sources of revenue of the Target which, in the aggregate, would be material to the condition of the business of the Target.

    Except as disclosed in Section 3(n) of the Disclosure Schedule, (a) the Target has no customer contracts other than purchase orders received by the Target in the Ordinary Course of Business; and (b) the Target has no outstanding "blanket" purchase orders received from customers.

    (z) WARRANTIES AND DISCOUNTS. Except as described in Section 3(z) of the Disclosure Schedule:

         (i) without considering the ACI Products, the Target has not given any guarantee or warranty with respect to any of the products licensed or sold or the services provided as part of its business, except warranties made in the Ordinary Course of Business and except for warranties implied by law;

         (ii) since January 1, 1994, no claims have been made against the Target for breach of warranty or contract or negligence that has resulted in a price adjustment or other material concession in respect of any defect in or failure to perform or deliver any products, services or work in any material respect;

         (iii) except for the ACI Products, there are no repair contracts or maintenance obligations in favor of the customers or users of products supplied by the Target except obligations incurred in the Ordinary Course of Business;

         (iv) since January 1, 1994, the Target has not entered into any agreement with or made any commitment to any customer which would require the repurchase of any products sold to such customers or adjustments of any price or the granting of any refund, discount or other concession to such customer; and

         (v) neither the Target nor any other person is required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with any suppliers or customers.

    (aa) TARGET'S RESIDENCY. The Target is not a resident of Canada within the meaning of the INCOME TAX ACT (Canada).

    (bb) COMPETITION ACT. The gross assets of the Target and the gross revenues thereof as calculated in accordance with the COMPETITION ACT (Canada) are less than $35,000,000.

    (cc) DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to sate any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

    4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer and ACI represent and warrant to the Target and to the Target Owners and Tandem that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

    (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

    (c)  NONCONTRAVENTION.   Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated.

    5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    (a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

    (b) NOTICES AND CONSENTS. The Target will give any notices to third parties, and the Target will use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

    (c) OPERATION OF BUSINESS. The Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Target will not
(i) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Target has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(g) above.

    (d) PRESERVATION OF BUSINESS. The Target will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

    (e) FULL ACCESS. The Target will permit representatives of the Buyer to have full access, at reasonable times during normal business hours and with reasonable prior notice to Tandem, and subject to such reasonable restrictions as Tandem may impose, to the Target's books, records, and documents.

    (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    (g) EXCLUSIVITY. The Target will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, or any of the partnership interests of the Target Owners or any substantial portion of the assets of the Target, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Target will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

    6.   CONDITIONS TO OBLIGATION TO CLOSE.

    (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) The Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) The Target shall have procured all of the third party consents specified in Section 5(b) above required by Buyer to be delivered at Closing;

         (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, provincial state, local, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
    (C) affect adversely the right of the Buyer to own the Acquired Assets or to operate the business of the Target.

         (v) The Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

         (vi) The Target, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

         (vii) The relevant parties shall have entered into additional agreements as required under 6(a)(x) and (xi) in form and substance as set forth in Exhibits F-1 through F-3 attached hereto and the same shall be in full force and effect;

         (viii) The Buyer shall have received from counsel to the Target an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer, and dated as of the Closing Date;

         (ix) All actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         (x) Tandem shall have agreed to an extension of the Software House Agreement with ACI dated October 1, 1992 and amended on December 31, 1993, through December 31, 1999 for the country of Canada on the same terms and conditions as in effect on December 31, 1997.

         (xi) Buyer shall have agreed to lease on the same terms as those presently in effect for Target the space presently occupied by Target on Floors 19, 20 and 21 of the building located at 155 University Avenue, Toronto, Canada, through February 28, 1997;

         (xii) Buyer shall have received commitments of employment by such employees of Target as it deems necessary. The Target agrees not to solicit any of the Employees for employment with the Target or any successor thereto for a period of two (2) years from the Closing Date;

         (xiii) Target shall have delivered to Buyer a clearance certificate pursuant to Section 6 of the RETAIL SALES TAX (Ontario) and the corresponding legislation in each other relevant province; and

    The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

    (b) CONDITIONS TO OBLIGATION OF THE TARGET. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, provincial, state, local, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (iv) The Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

         (v) The Target, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

         (vi) The relevant parties shall have entered into additional agreements in form and substance as set forth in Exhibits F-1, F-2, and F-3 and the same shall be in full force and effect;

         (vii) The Target shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Target, and dated as of the Closing Date;

         (viii) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target;

         (ix) Buyer shall have agreed to a lease on the same terms as those presently in effect for Target the space presently occupied by Target on Floors 19, 20 and 21 of the building located at 155 University Avenue, Toronto, Canada, through February 28, 1997; and

         (x) Buyer shall have offered employment to all Employees of the Target of record on the Closing Date on substantially the same terms and conditions of employment enjoyed by each Employee with the Target except in the case of Employees who have entered into a written employment agreement with Buyer.

              (i) Buyer shall have offered employment to be effective the day after the Closing to all Employees of the Target conditional upon the completion of the Closing on terms satisfactory to Buyer, provided, however, that nothing herein shall be deemed to require the Buyer to continue the employment of such Employees for any particular period of time; and nothing herein shall be deemed to be for the benefit of any such Employee or give any such Employee the right to be retained in the employ of the Buyer or to interfere with the right of the Buyer to terminate the employment of any such Employee at any time.

              (ii) The Target acknowledges that it is responsible for and agrees to indemnify and save harmless the Buyer from all Claims incurred by the Buyer if, solely as a result of this sale of the Target's assets, any employee of the Target exercises his legal right to consider himself terminated by the transaction and seeks from the Buyer any statutory payments or common law damages as a consequence of such termination or deemed termination of employment.

              (iii) The Target agrees that it shall, as at the Closing Date, pay all amounts due to or on behalf of all employees, not hired by Buyer including, without limitation, all accrued wages, salaries, commissions, bonuses, vacation pay, termination pay, pay in lieu of notice, severance pay, employment benefit payments, holiday pay, income tax, Canada Pension Plan payments and unemployment insurance payments not accrued for on the Most Recent Balance Sheet, and further the Target agrees to indemnify and hold the Buyer harmless from and against any and all Claims which may be made or brought or levied against the Buyer or which the Buyer may suffer or incur, after the Closing Date, that are brought by or in respect of any employee, or by a government agency on their behalf, and which relate to the employment or termination of employment of the employees, or to the remuneration or benefits provided to the employees by the Target not accrued for on the Most Recent Balance Sheet. Such indemnity includes, but is not limited to, any and all Claims in respect of wages, salaries, bonuses, commissions, vacation pay, holiday pay, severance pay, notice or pay in lieu of notice, termination pay, pension or other employee benefits, income tax withholdings, unemployment insurance, Canada Pension Plan, employer health tax, workers' compensation and any other federal or provincial employment legislation related to employment matters.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

    7. TERMINATION OF AGREEMENT. The Buyer and the Target may terminate this Agreement by mutual written consent at any time prior to the Closing. If any Party terminates this Agreement, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

    8.   POST-CLOSING COVENANTS.   The Parties agree as follows with respect to
the period following the Closing:

    (a)  GENERAL.   In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Target Owners and Tandem acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and data relating to the Acquired Assets and Assumed Liabilities of the Target.

    (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

    (c) TRANSITION. None of the Target Owners or Tandem will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Target prior to the Closing. Each of the Target, the Target Owners and Tandem will refer all customer inquiries relating to the business of the Target to the Buyer from and after the Closing.

    (d)  CONFIDENTIALITY.   Each of the Target Owners and Tandem will treat and
hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Target Owners and Tandem is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Target Owners and Tandem will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this provision. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Target Owners and Tandem is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Target Owners and Tandem may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Target Owners and Tandem shall use its best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

    (e) NAME. All necessary proceedings shall be taken by Target and Target's Owners so as to cause the name of ACI Canada EFTS Limited to be changed to a name which does not include "ACI".

    (f) ACCESS TO BOOKS AND RECORDS. For a period of seven (7) years following the Closing Date (or until the expiration of the applicable statute of limitations, giving effect to any waiver or extension thereof), the Buyer will retain the books, records, documents, and other data relating to the Target in existence at the Closing Date. During such period and on reasonable notice, the Buyer will afford to Tandem, its counsel and accountants and their agents, during normal business hours, reasonable access to such books, records, documents and other data. At the expense of Tandem, the Buyer will furnish copies or if necessary the originals of any books, records, documents or other data requested by Tandem.

    (g) POST-CLOSING DOCUMENTATION. The parties acknowledge that, by agreement, all necessary assignments and third party consents will not have been delivered as of the Closing of this Agreement. Target agrees to use all reasonable efforts to obtain and secure such assignments and consents as are necessary to transfer to Buyer the Acquired Assets and to complete such transfers as soon as reasonably possible. In the event Target is unable to obtain any required consents, Target shall take such actions as are reasonably necessary to provide Buyer with the benefit of such contracts or agreements and to be able to perform said contracts or agreements.

    9.   REMEDIES FOR BREACHES OF THIS AGREEMENT

    (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Target contained in Section 3(a)-(d)(f)-
(i) and Section 3(k)-(z) of this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two (2) years thereafter. All of the other representations and warranties of the Buyer contained in Section 4 and representations and warranties of the Target, and the Target Owners and Tandem contained in Section 3(e)and Section 3(j) thereof shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

    (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

         (i) Subject to the limitations set forth in Section 9(b)(iv) and (v) below, in the event any of the Target, Target Owners and/or Tandem breaches any of its representations, warranties, and covenants contained in the Agreement, and, if there is an applicable survival period pursuant to
    Section 9(a) above, provided that the Buyer makes a written claim for indemnification against any of the Target, Target Owners and/or Tandem pursuant to Section 10(g) below within such survival period, then Tandem agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from or caused by the breach (or the alleged breach).

         (ii) Subject to the limitations set forth in Section 9(b)(iv) and (v) below, Tandem agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from any Liability of the Target which is not an Assumed Liability (including any Liability of the Target that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

         (iii) Subject to the limitations set forth in Section 9(b)(iv) and
    (v), in order to enable Tandem to mitigate the damages resulting from a claim or a likely claim of intellectual property infringement by any item, Tandem will be entitled to (i) procure the right for Buyer to continue using the item, (ii) modify the item to avoid the infringement, but without impairing the functionality or performance characteristics of the affected item, or (iii) replace the item with items of similar, commercially acceptable functionality and performance characteristics. Further, Buyer shall have no right to indemnification for any claim alleging any ACI Product infringes the intellectual property rights of a third party.

         (iv) Tandem shall have the total obligation to Buyer for claims under
    Section 9(b)(i), (ii) and (iii) that were caused by an event that occurred during the period January 1, 1994 to the date of Closing. If the event causing the claim occurred prior to January 1, 1994, Buyer and Tandem shall cooperate with one another in the selection of counsel and the sharing of fees and costs of litigation, and agree to share equally the obligation for the damages incurred by Buyer. In case of a claim from an event that occurred resulting in continuing damages, the obligation for said claim will be allocated between Tandem and Buyer beginning with the event and continuing during the term of its existence as set forth above in this subsection (iv). If the event causing the claim occurs after the Closing, Tandem shall have no obligation to Buyer. The foregoing limitation shall not apply to Tandem's obligations under paragraph 3(j) of this Agreement.

         (v) Tandem shall not have any obligation to Buyer under Section 9(b)(i), (ii) and (iii) until Buyer has incurred damages for claims that exceed $50,000 U.S. in the aggregate in which event Tandem shall be obligated for all damages claimed under this Section 9, but in no event shall Tandem's obligation hereunder exceed the sum of $2,500,000 U.S. The foregoing limitation shall not apply to Tandem's obligations under paragraph 3(j) of this Agreement.

    (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF TANDEM.

         (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Tandem makes a written claim for indemnification against the Buyer pursuant to Section 10(g) below within such survival period, then ACI agrees to indemnify Tandem from and against the entirety of any Adverse Consequences Tandem may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Tandem may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (ii) ACI agrees to indemnify Tandem from and against the entirety of any Adverse Consequences Tandem may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability for an event occurring subsequent to the date of Closing.

    (d)  MATTERS INVOLVING THIRD PARTIES.

         (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the Indemnified Party shall promptly (within the time period set forth in Section 9(a) above), notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
    (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from the Third Party Claim, (B) the lndemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim at any time, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied to the Indemnified Party, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

    (e)  DETERMINATION OF ADVERSE CONSEQUENCES.   If the Indemnifying Party
fails to honor its obligations under this paragraph 9, the Parties shall take into account the time cost of money (using nine percent (9%) as the discount rate) in determining Adverse Consequences for purposes of this Section 9.

    (f) OTHER INDEMNIFICATION PROVISIONS. Except for any equitable remedies which may be available, the foregoing indemnification provisions are the sole remedies available for any breach of a representation or warranty. Each of the Target Owners hereby agrees that it will not make any claim for indemnification against the Buyer by reason of the fact that he or it was a director, officer, employee, or agent of the Target or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Target Owners and Tandem (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

    10.  MISCELLANEOUS.

    (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

    (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    (f) HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


    IF TO THE TARGET:

    General Counsel
    Tandem Computers Incorporated
    10435 North Tantau Avenue
    Cupertino, California 95014-0727


    IF TO TARGET OWNERS:

    General Counsel
    Tandem Computers Incorporated
    10435 North Tantau Avenue
    Cupertino, California 94014-0727


    IF TO TANDEM:

    General Counsel
    Tandem Computers Incorporated
    10435 North Tantau Avenue
    Cupertino, California 95014-0727


    IF TO THE BUYER:

    General Counsel
    Transaction Systems Architects, Inc.
    330 South 108th Avenue
    Omaha, NE 68154

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with and enforced in accordance with the laws of the Provence of Ontario and the laws of Canada applicable thereto.

    (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Target. The Target may consent to any such amendment at any time prior to the Closing with the prior authorization of its owner. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (k)  EXPENSES.   Each of the Buyer, the Target, and the Target Owners will
bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Target also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Target and the Target Owners (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

    (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, province, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word

"including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    (o) BULK TRANSFER LAWS. The Buyer acknowledges that the Target will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


                                        *****

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                  1176484 ONTARIO INC.,
                                  AN ONTARIO CORPORATION


                                  BY: /s/ Gregory Duman
                                      ------------------------------
                                  TITLE: Director and Treasurer
                                         -----------------------------
                                                      BUYER




                                  APPLIED COMMUNICATIONS, INC.
                                  A NEBRASKA CORPORATION


                                  BY: /s/ Gregory Duman
                                      ------------------------------
                                  TITLE: Vice President and CFO
                                         -----------------------------
                                                 ACI

                                  ATCP PARTNERSHIP, D/B/A
                                  TXN SOLUTIONS INTEGRATORS,
                                  A CANADIAN PARTNERSHIP


                                  BY: /s/ Peter Richards
                                      ------------------------------
                                  TITLE: Chairman, Management Committee
                                         ------------------------------
                                                      TARGET

                                  TANDEM COMPUTERS CANADA
                                  LIMITED, A CANADIAN CORPORATION


                                  BY: /s/ David Jones
                                      ------------------------------
                                  TITLE: Vice President and CFO
                                         -----------------------------
                                                      TARGET OWNER

                                  ACI CANADA EFTS LIMITED, A
                                  NEBRASKA CORPORATION


                                  BY: /s/ D. J. Rynne
                                      ------------------------------
                                  TITLE: Director
                                         -----------------------------
                                                 TARGET OWNER

                                  TANDEM COMPUTERS INCORPORATED,
                                  A DELAWARE CORPORATION


                                  BY: /s/ D. J. Rynne
                                      ------------------------------
                                  TITLE: Senior Vice President and CFO
                                         -----------------------------
                                                 TANDEM

EXHIBIT A--FORMS OF ASSIGNMENTS
EXHIBIT B--FORM OF ASSUMPTION
EXHIBIT C--FORM OF BILL OF SALE
EXHIBIT D--FINANCIAL STATEMENTS
    D-1  09/30/95
    D-2  12/31/95
    D-3  04/30/96
    D-4  05/31/96
EXHIBIT E--MODIFIED BALANCE SHEET(S)
    E-1  12/31/95
    E-2  04/30/96
    E-3  05/31/96
EXHIBIT F--FORMS OF ADDITIONAL AGREEMENTS
    F-1  SUBLEASE OF 155 UNIVERSITY AVENUE, TORONTO, CANADA
    F-2  EXTENSION OF SOFTWARE HOUSE AGREEMENT WITH ACI
    F-3  PURCHASE PRICE ESCROW AGREEMENT
EXHIBIT G--FORM OF OPINION OF COUNSEL TO THE TARGET
EXHIBIT H--FORM OF OPINION OF COUNSEL TO THE BUYER
EXHIBIT I--FORM OF CASH SETTLEMENT
EXHIBIT J--LIST OF EMPLOYEES OF TARGET
EXHIBIT K--SOFTWARE ASSETS
EXHIBIT L--ALLOCATION OF PURCHASE PRICE
EXHIBIT M--(INTENTIONALLY OMITTED)
EXHIBIT N--CUSTOMER LIST
EXHIBIT O--ACI PRODUCTS

DISCLOSURE SCHEDULE--EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

                                                                     EXHIBIT E-1

                                MODIFIED BALANCE SHEET

                               AS OF DECEMBER 31, 1995
                                   (In Canadian $)


                                                       Net Assets
                                          Target       Retained By     Modified
                                        Net Assets       Target       Net Assets
                                           (A)             (B)       (C)=(A)-(B)
                                        -----------     ---------    -----------

Cash                                    1,166,295      1,166,295             0

Accounts Receivable-
  External Parties, less Allowance
   for Doubtful Accounts ($125,000)     2,794,451                    2,794,451
  Tandem and Subsidiaries                 184,691        184,691             0

Prepaids and Advances-
  Prepaid Expenses & Other                402,861                      402,861
  Advances to Tandem                    1,431,690      1,431,690             0
                                        -----------     ---------    -----------
     Total Current Assets               5,979,988      2,782,676     3,197,312

Capital Assets-
  Equipment, Furniture & Fixtures       3,810,104                    3,810,104
  Leasehold Improvements                  678,174        678,174             0

Accumulated Depreciation-
  Equipment, Furniture & Fixtures      (2,218,681)                  (2,218,681)
  Leasehold Improvements                 (259,031)      (259,031)            0
                                        -----------     ---------    -----------

     TOTAL ASSETS                       7,990,554      3,201,819     4,788,735
                                        -----------     ---------    -----------

Accounts Payable & Accruals-
  External Parties                      2,354,020        445,704     1,908,316
  Tandem and Subsidiaries                  25,327         25,327             0

Deferred Rent Credit                      421,778        421,778             0

Deferred Revenue                          891,306                      891,306
                                        -----------     ---------    -----------

     TOTAL LIABILITIES                  3,692,431        892,809     2,799,622
                                        -----------     ---------    -----------

TOTAL ASSETS LESS
  TOTAL LIABILITIES                     4,298,123      2,309,010     1,989,113
                                        -----------     ---------    -----------
                                        -----------     ---------    -----------

                                                                     EXHIBIT E-2

                                MODIFIED BALANCE SHEET

                                 AS OF APRIL 30, 1996
                                   (In Canadian $)

                                                       Net Assets
                                          Target       Retained By     Modified
                                        Net Assets       Target       Net Assets
                                           (A)             (B)       (C)=(A)-(B)
                                        -----------     ---------    -----------

Cash                                    2,402,144      2,402,144             0

Accounts Receivable-
  External Parties, less Allowance
   for Doubtful Accounts ($125,000)     1,302,114                    1,302,114
  Tandem and Subsidiaries                 181,865        181,865             0

Prepaids and Advances-
  Prepaid Expenses & Other                251,779                      251,779
  Advances to Tandem                    1,431,690      1,431,690             0
                                        -----------     ---------    -----------
     Total Current Assets               5,569,592      4,015,699     1,553,893

Capital Assets-
  Equipment, Furniture & Fixtures       3,845,187                    3,845,187
  Leasehold Improvements                  703,719        678,174        25,545

Accumulated Depreciation-
  Equipment, Furniture & Fixtures      (2,396,728)                  (2,396,728)
  Leasehold Improvements                 (283,052)      (281,632)       (1,420)
                                        -----------     ---------    -----------

     TOTAL ASSSETS                      7,438,718      4,412,241     3,026,477
                                        -----------     ---------    -----------

Accounts Payable & Accruals-
  External Parties                      1,541,781        382,371     1,159,410
  Tandem and Susidiaries                   37,104         37,104             0

Deferred Rent Credit                      417,529        417,529             0

Deferred Revenue                          577,385                      577,385
                                        -----------     ---------    -----------

     TOTAL LIABILITIES                  2,573,799        837,004     1,736,795
                                        -----------     ---------    -----------

TOTAL ASSETS LESS
  TOTAL LIABILITIES                     4,864,919      3,575,237     1,289,682
                                        -----------     ---------    -----------
                                        -----------     ---------    -----------



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